EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For information contact:
Edward R. (Jack) Cameron (CEO)
Linda A. Koenig (CFO)
(952) 930-9000

Richard G. Cinquina
Equity Market Partners
(904) 415-1415

Appliance Recycling Centers of America

Reports Improved 2005 Operating Results

Minneapolis, MN—March 20, 2006—Appliance Recycling Centers of America, Inc. (Nasdaq:  ARCI) today reported revenues of $74,893,000 for the year ended December 31, 2005, an increase of 42% from $52,830,000 in 2004. ARCA’s net loss for the year declined to $933,000 or $0.22 per diluted share, from $1,314,000 or $0.48 per diluted share in the prior year.

For the fourth quarter of 2005, revenues rose 32% to $18,136,000, from $13,695,000 in the fourth quarter of 2004. ARCA’s net loss for the fourth quarter of 2005 was $951,000 or $0.22 per diluted share, compared to the net loss of $800,000 or $0.27 per diluted share in the fourth quarter of 2004. All per-share amounts reflect the greater number of weighted average number of shares outstanding in 2005 due to the private placement of ARCA common stock in December 2004.

As previously reported, ARCA commenced trading on the Nasdaq Capital Market on February 22.

Same-store sales of the nine ApplianceSmart factory outlets that were open during full years 2005 and 2004 increased 16%, while total retail sales of all 13 ApplianceSmart outlets rose 49% in 2005 to $62,365,000. Same-store sales of the nine ApplianceSmart outlets that were open during the fourth quarters of 2005 and 2004 rose 11%, with total retail sales in this year’s fourth quarter up 37% to $14,656,000. Total retail sales for the fourth quarter and full year include the impact of ApplianceSmart’s second factory outlet in San Antonio, Texas, that opened in October 2005. ApplianceSmart will open its third factory outlet in the Atlanta market early in this year’s second quarter.

Recycling revenues increased 16% in 2005 to $10,937,000 and rose 16% in the fourth quarter to $2,964,000. The majority of this growth was generated by the energy conservation program that ARCA handles for Southern California Edison Company. Revenue contributions were also generated by utility-related recycling programs in Connecticut, Wisconsin and Austin, Texas.

ARCA has submitted a proposal for the continuation of its Edison-sponsored California appliance recycling program for the years 2006 through 2008. This proposal covers substantially the same Southern California territory as the 2004-2005 program, which has been rolled over into this year’s first quarter, pending approval of ARCA’s proposal by the California Public Utilities Commission. In addition, ARCA has submitted a proposal for renewing its appliance recycling program with San Diego Gas & Electric. Existing programs with the Los Angeles Department of Water and Power as well as with electric utilities in Connecticut, Wisconsin and Austin, Texas, will continue in 2006.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “We are encouraged to be reporting a reduced net loss for 2005, reflecting strong ApplianceSmart sales growth and another solid contribution from our appliance recycling operation. The progress that we have made with our operations over the past few years has enabled us to be listed on the Nasdaq Capital Market, a development that is expected to enhance trading liquidity and raise ARCA’s visibility and credibility among investors. Included in our fourth quarter and year-to-date loss for 2005 are legal fees for our lawsuit against JACO of approximately $200,000 and $317,000, respectively.”

He continued: “ARCA has clearly demonstrated its ability to generate strong top-line growth. However, our profitability has been affected by the ramifications that come with rapid growth. We are not only entering into new markets and opening additional outlets in existing markets, we are also directing significant resources toward improved operating systems and associated personnel to support our expansion. As previously reported, we entered into a purchase agreement for the sale of our corporate headquarters facility for approximately $6 million. To continue to grow and gain efficiencies in our operations in this market, we have determined that we need to move to facilities that will better accommodate the expansion of our business. Our goal of dropping more of every sales dollar to our bottom line is our top priority going forward. We are committed to making measurable progress toward this objective during the coming year.”

About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of March 2006, ApplianceSmart is operating 13 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; two in San Antonio, Texas; and one in Los Angeles. ARCA is also the nation’s largest recycler of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the speed at which individual ApplianceSmart outlets reach profitability, the growth of appliance retail sales, the strength of energy conservation recycling programs, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web sites at www.arcainc.com and www.appliancesmart.com.

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF OPERATIONS

4th Quarter 2005 Results

(000’s omitted except for per-share amounts)

	Three months ended		Twelve months ended
	Dec. 31, 2005	Jan. 1, 2005	Dec. 31, 2005	Jan. 1, 2005
Revenues
Retail	$14,656	$10,686	$62,365	$41,847
Recycling	2,964	2,560	10,937	9,414
Byproduct	516	449	1,591	1,569
Total revenues	18,136	13,695	74,893	52,830

Cost of Revenues	12,739	9,626	52,406	37,287

Gross profit	5,397	4,069	22,487	15,543

Selling, General & Administrative Expenses	6,248	5,130	22,637	16,646
Operating loss	(851)	(1,061)	(150)	(1,103)

Other Income (Expense)
Other income (expense)	67	(2)	68	20
Interest income	32	—	32	—
Interest expense	(211)	(219)	(883)	(777)
Minority interest	12	—	—	—
Loss before provision for income taxes	(951)	(1,282)	(933)	(1,860)

Benefit of Income Taxes	—	(482)	—	(546)

Net loss	$(951)	$(800)	$(933)	$(1,314)

Basic Loss per Common Share	$(0.22)	$(0.27)	$(0.22)	$(0.48)
Diluted Loss per Common Share	$(0.22)	$(0.27)	$(0.22)	$(0.48)

Basic Weighted Average No. of Common Shares Outstanding	4,269	2,999	4,261	2,722

Diluted Weighted Average No. of Common Shares Outstanding	4,269	2,999	4,261	2,722

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(000’s)

	December 31, 2005	January 1, 2005
Assets
Current Assets
Cash and cash equivalents	$2,095	$4,362
Receivables, net of allowance of $252,000 and $102,000, respectively	2,896	2,034
Inventories, net of reserves of $379,000 and $385,000, respectively	11,900	10,154
Deferred income taxes	464	468
Other current assets	449	338
Total Current Assets	17,804	17,356
Property and Equipment, at cost
Land	2,050	2,050
Building and improvements	4,501	4,338
Equipment	6,299	5,928
	12,850	12,316
Less accumulated depreciation	6,798	5,982
Net property and equipment	6,052	6,334
Other assets	356	300
Restricted cash	350	350
Deferred income taxes	30	—
Total Assets	$24,592	$24,340

Liabilities and Shareholders’ Equity
Current Liabilities
Line of credit	$6,125	$5,415
Current maturities of long-term obligations	262	615
Accounts payable	3,868	3,889
Accrued expenses	3,541	2,779
Income taxes payable	58	58
Deferred income tax liabilities	71	—
Total Current Liabilities	13,925	12,756
Long-Term Obligations, less current maturities	4,823	5,053
Deferred Income Tax Liabilities	423	468
Total Liabilities	19,171	18,277

Shareholders’ Equity
Common stock, no par value; authorized 10,000,000 shares; issued and outstanding 4,320,000 and 4,136,000 shares respectively	14,840	14,549
Accumulated deficit	(9,419)	(8,486)
Total shareholders’ equity	5,421	6,063
Total Liabilities and Shareholders’ Equity	$24,592	$24,340